Exhibit 99.1

For Immediate Release

EnergySolutions Announces New Organizational Structure

Salt Lake City, Utah, — March 30, 2010 — EnergySolutions, Inc. (NYSE: ES) today announced a new organizational structure designed to facilitate the Company’s goal of better integrating its unique technologies, assets and expertise in order to design and deliver high value solutions to its customers.

Previously, the Company had four operating groups reporting to the Chief Operating Officer.  The four groups were international services, federal services, commercial services, and logistics, processing and disposal (LP&D). The Company has reorganized these four groups into three customer-focused groups: the international customer group, the government customer group, and the commercial customer group. The Presidents of these customer groups report directly to Val J. Christensen, the Company’s President and Chief Executive Officer and the role of the Chief Operating Officer has been eliminated.

Mark Morant will continue as President of the international customer group, John Christian will serve as President of the commercial customer group which will include LP&D and Commercial Services, and Alan Parker has been appointed President of the government customer group. Mr. Parker, who previously served as Chief Operating Officer — international services, replaces Margie Lewis, who has been serving as President of the Company’s government group.  Ms. Lewis is retiring effective June 2010 to begin establishing a special elementary school for disadvantaged children in Charleston, SC.

Dr. Raul Deju, who has been serving as the Chief Operating Officer since December 2008, will continue to serve as an Executive Vice President reporting to Mr. Christensen.

“This new executive management team structure will enable the company to achieve greater synergy and fully integrate our capabilities in delivering greater value to our customers,” said Val Christensen, President and Chief Executive Officer.  “I am pleased that Dr. Deju, who assisted in the design of our new customer focused organization, will continue providing valuable counsel and assistance to me and the group presidents.”

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, processing, recycling, and disposition of nuclear waste, and research and engineering services across the nuclear fuel cycle.

For more information please contact Mark Walker at 801-649-2194 or mwalker@energysolutions.com

423 West 300 South, Suite 200 • Salt Lake City, Utah 84101

801.649.2000 • Fax: 801.321.0453 • www.energysolutions.com